SEPARATION AGREEMENT


          This Separation Agreement ("Agreement"), dated December 30, 1997 is made and entered into by and between Mercury Finance Company ("Mercury Finance" or the "Company"), a Delaware corporation, and John N. Brincat ("Brincat"), an individual residing in Lake Forest, Illinois.

          Mercury Finance and Brincat desire to terminate the employment relationship between them and all employment agreements that may have existed between them. Therefore, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Mercury Finance and Brincat agree as follows:

          1. Resignation. Brincat hereby resigns effective December 1, 1997 (the "Separation Date") from employment and all offices, directorships and positions with Mercury Finance, its divisions, parents, subsidiaries, affiliates, partners, and limited partners (collectively, the "Related Entities"). As of the Separation Date, Brincat shall have no duties and no authority to, and shall not, make any representations or commitments on behalf of Mercury Finance or the Related Entities.

          2. Entire Agreement. Brincat and Mercury Finance each represent and warrant that no promise or inducement has been offered or made except as set forth herein and that the consideration stated herein is the sole consideration for this Agreement. This Agreement is a complete agreement and supersedes all agreements, understandings, promises, and commitments as to the separation of Brincat from his employment relationship with Mercury Finance.

          3. Payments to Company. Pursuant to his separation, Brincat agrees to pay Mercury Finance the following amounts:

          (a) Bonus Repayment. Brincat agrees to pay Mercury Finance the amount of $1,000,000, in order to resolve Mercury Finance's claim that Brincat received excess bonus compensation during the period of his employment.

          (b) Repayment for Use of Company Plane. Brincat agrees to pay Mercury Finance the amount of $25,116, in order to resolve Mercury Finance's claim that Brincat used the Company plane for non-business purposes during the period of his employment.

          (c) Method of Payment. Payment of one-half of the amounts indicated in Paragraphs 3(a) and (b) shall be made by Brincat by January 5, 1998 by delivering to Mercury Finance a cashier's check payable to Mercury Finance. Payment of the remainder of the amounts indicated in Paragraphs 3(a) and (b) shall be made by January 9, 1998 by Brincat by delivering to Mercury Finance a cashier's check payable to Mercury Finance.

          (d) Non-Admission. Neither the execution of this Agreement nor the payment of any of the amounts set forth in Paragraphs 3(a) through
     (c) shall constitute an admission by Brincat of any fact or conclusion of law. Specifically, without limiting the foregoing, Brincat does not admit by executing this Agreement or by taking any action pursuant to its provisions that any amounts were paid to him improperly or incorrectly or that he was under any obligation to make any repayments or reimbursements to Mercury Finance.

          4. Stock Options. Brincat agrees that all of the stock options received by him during the course of his employment with Mercury Finance will be canceled and returned to the Company. Brincat will execute all documents prepared and provided by Mercury Finance that are necessary to effectuate the cancellation and return of such stock options.

          5.  Benefits.

          (a) Health Insurance Coverage and COBRA Election. Mercury Finance agrees to continue Brincat's existing health insurance coverage through January 31, 1998. Effective as of January 31, 1998, Brincat shall be extended the opportunity to elect to continue receiving health insurance coverage in accordance with the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"). Brincat shall also be entitled to the continuation of any other benefits to the extent required under applicable law.

          (b) Retirement Benefits. By executing this Agreement, Brincat does not waive his right to receive retirement benefits under the Company's qualified retirement plan and 401(k) plan as of the Separation Date. Mercury Finance will provide Brincat with an accounting of Brincat's retirement benefits under the Company's qualified retirement plan and 401(k) plan by January 15, 1998. All other retirement benefits, including any SERP or TEFRA shortfall benefits, are terminated.

          (c) Except as provided in this paragraph, Brincat shall not be entitled to any other benefits provided by Mercury Finance. Further, Brincat agrees that he is not owed any salary for employment up to his Separation Date.

          6.  Mutual Release of Claims.

          (a) By the Company. Except as provided herein, Mercury Finance agrees to release Brincat and all of his heirs and assigns from any and all claims, charges, demands, suits, rights or causes of action, at law or equity or otherwise and any and all rights to or claims for damages or equitable relief, which Mercury Finance or any of the Related Entities ever had or now has, whether known or unknown, with respect to the computation of his alleged excess compensation and all other compensation and benefit matters.

          (b) By Brincat. Except as provided herein, Brincat agrees to release Mercury Finance and all of the Related Entities from any and all claims, charges, demands, suits, rights or causes of action, at law or equity or otherwise and any and all rights to or claims for damages or equitable relief, which Brincat or any of his heirs or assigns ever had or now has, whether known or unknown, with respect to the computation of his alleged excess compensation and all other compensation and benefit matters. Brincat and Mercury Finance expressly agree that this Separation Agreement is binding on any of Brincat's heirs or assigns.

          7. Indemnification and D&O Insurance. Brincat expressly reserves his right to seek indemnification from Mercury Finance under the Company's charter, Delaware law, or otherwise, for expenses already incurred or to be incurred by him in connection with his defense of government investigations or civil or criminal litigation. Brincat expressly reserves his right to make claims against the Company's D&O insurance for such expenses. Brincat expressly reserves any and all other rights to indemnification to which he may be entitled.

          8. Public Statement. Neither Mercury Finance nor Brincat shall issue any press release or other statement to the media or general public concerning the circumstances of Brincat's separation from the Company unless the terms of such release are expressly approved by the other party to this Separation Agreement.

          9. Intra-Company Statement. Mercury Finance shall not issue any intra-Company memorandum concerning the circumstances of Brincat's separation from the Company unless the terms of such memorandum are expressly approved by Brincat.

          10.  Non-Competition and Use of Confidential Information.

          (a) Brincat agrees that he will not, except with the written consent of the Company or as set forth herein, for a continuous period of twelve (12) months from his Separation Date, directly or indirectly engage or become interested in, as a partner, director, officer, principal agent or employee, any business which competes with services performed, marketed or in development by Mercury Finance during his employment with Mercury Finance. Notwithstanding any of the preceding restrictions, Brincat may confer privately with Jeff Brincat regarding Jeff Brincat's business and is free to invest in any way in such business, provided that Brincat will not have any contact with any other person regarding Jeff Brincat's business and will not be held out as having any connection with Jeff Brincat's business, for a continuous period of twelve (12) months from the Separation Date. Brincat agrees that he will not solicit directly or indirectly the hiring of any of the Company's employees for a continuous period of fifteen (15) months from the Separation Date. Brincat and Mercury Finance understand and intend that Mercury Finance will enter into a separate agreement with Jeff Brincat wherein he will agree, on behalf of his business, not to solicit the hiring of any of the Company's employees for a continuous period of fifteen (15) months, beginning on the Separation Date.

          (b) Brincat acknowledges that during his employment he made use of and acquired confidential information of Mercury Finance, and became familiar with the Company's business, activities, employees, customers and suppliers. Therefore, in order to protect such confidential information and to protect other employees who depend upon Mercury Finance for regular employment, Brincat agrees that, except with the consent of the company, he will not in any way utilize any of said confidential information and he will not copy, reproduce, or take with him the original or any copies of said confidential information.

          11. No Transfer. The parties represent and warrant to each other that they have not sold, assigned, transferred, conveyed or otherwise disposed of to any third-party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

          12. Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, that such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein as the case may be.

          13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed there.

          14. Amendment. Any amendment to this Agreement shall only be made in writing and signed by the parties hereto.

          15. Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver. A waiver by any party hereto of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of fixture compliance therewith and such provision shall remain in full force and effect.

          16. Notice. All notices, requests, demands and other communications under the Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid, and properly addressed as follows:

          To Brincat:

               Mr. John N. Brincat
               33 Stonegate Lane
               Lake Forest, Illinois  60045

          With a copy to:

               Winston & Strawn
               35 W. Wacker Drive
               Chicago, Illinois  60601

          To Mercury Finance:

               Mercury Finance Company
               100 Field Drive
               Lake Forest, Illinois  60045
               Attn:  Mark Dapier, General Counsel

The parties agree to notify each other of any change in mailing address.

          17. Execution. This Separation Agreement may be executed in counterparts.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement consisting of seven pages.

MERCURY FINANCE COMPANY       JOHN N. BRINCAT


By:                                /s/ John N. Brincat

Title:

Date:                                   Date:  12/31/97